PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus Dated September 22, 2003)	Filed Pursuant to Rule 424(b)(3) File No. 333-108550

7,584,348 Shares

Common Stock

        This Prospectus Supplement No. 1 supplements the prospectus dated September 22, 2003 relating to the 7,584,348 shares of common stock of BioSante Pharmaceuticals, Inc. that may be offered for sale for the account of several stockholders of BioSante, their respective donees or pledgees, as stated under the heading "Plan of Distribution" in the original prospectus.

        This Prospectus Supplement No. 1 is being filed to update the original prospectus with respect to developments in BioSante's business that have occurred since the date of the original prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus. This Prospectus Supplement No. 1 is qualified by reference to the original prospectus, except to the extent that the information contained in this Prospectus Supplement No. 1 supersedes the information contained in the original prospectus.

Recent Development

        On September 25, 2003, BioSante issued a press release announcing that on the evening of September 24, 2003, BioSante received a notice that its common stock was approved for listing on the American Stock Exchange. BioSante's common stock began trading on the American Stock Exchange under the ticker symbol "BPA" at the opening of trading on October 1, 2003.

        The common stock offered involves a high degree of risk. We refer you to "Risk Factors," beginning on page 6 of the original prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 1, 2003